Exhibit 3.1

ARTICLES OF INCORPORATION

of

AEMETIS, INC.

(Pursuant to NRS 78)

1.	Name of Corporation: Aemetis, Inc.

2.	Resident Agent Name and Street Address (must be a Nevada address where process may be served):

David A. Garcia
5441 Kietzke Lane, Second Floor
Reno, NEVADA 89511

3.	Shares (number of shares corporation is authorized to issue):

Number of shares with par value: 105,000,000       Par value: $0.001

Number of shares without par value:

4.	Names & Addresses, of Board of Directors/Trustees (each Director/Trustee must be a natural person at least 18 years of age; attach additional pages if more than two Directors/ Trustees:

a.	Timothy S. Morris

203 N. LaSalle Street, Suite 2100, Chicago, IL 60601

b.	William J. Maender

203 N. LaSalle Street, Suite 2100, Chicago, IL 60601

5.	Purpose (optional; see instructions):

The purpose of this Corporation shall be: To engage in any lawful activity.

6.	Names, Addresses and Signature of Incorporator (attach additional page if more than one incorporator):

/s/ David A. Garcia
David A. Garcia
5441 Kietzke Lane, Second Floor
Reno, NEVADA 89511

7.	Certificate of Acceptance of Appointment of Resident Agent:

I hereby accept appointment as Resident Agent for the above named corporation.

/s/David A. Garcia
Authorized Signature of R.A. or On Behalf of R.A. Company

10-24-06
Date

8.
DIRECTORS. The members of the governing board shall be styled directors. The number of directors may be increased or reduced in the manner provided for in the Bylaws of the Corporation. The board shall be classified, with respect to the time for which the directors severally hold office, into three classes, as nearly equal in numbe ras possible, the first class, designated “Class I,” to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2018, the second class, designated “Class II,” to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2017, and the third class, designated “Class III,” to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2016, with members of each class to hold office until their successors are elected and qualified or until their earlier death, resignation, retirement or removal. At each annual meeting of stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. If the number of directors which constitutes the whole board is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equally as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that coincides with the remaining term of that class, but in no event shall a decrease in such number of directors shorten the term of any incumbent director.  Any director chosen to fill a vacancy not resulting from an increase in the number of directors shall hold office until the next election of the class for which such director has been chosen, and until that director’s successor has been elected and qualified or until such director’s earlier death, resignation, retirement or removal.

9.
CLASSIFICATION OF CAPITAL STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred and Five Million (105,000,000) shares, Forty Million (40,000,000) shares of which shall be common Stock, $0.001 par value (the “Common Stock”), and Sixty-Five Million (65,000,000) shares of which shall be Preferred Stock, $0.001 par value (the “Preferred Stock”). The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to any restrictions set forth herein or in any Certificate of Designation of Preferred Stock, to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series or the designation thereof and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, including as may be required pursuant to the provisions hereof or of any Certificate of Designation of Preferred Stock, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of such series.

10.	VOTING.

A.
Restricted Class Voting. Except as otherwise expressly provided herein or in a Certificate of Designation of Preferred Stock or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

B.	No Series Voting. Other than as provided herein or in a Certificate of Designation or as required by law, there shall be no series voting.

C.	Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

D.
Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with these Articles of Incorporation and the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

E.	Stockholder Voting. Action required or permitted to be taken at a meeting of the stockholders of the Corporation may not be taken by consent or consents in writing in lieu of meeting.

F.
Adjustment in Authorized Common Stock. Subject to the provisions of any Certificate of Designation of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) with the approval or consent of the holders of a majority of the outstanding Common Stock and Preferred Stock of the Corporation voting together as a single class.

G.
Preemptive Rights. Holders of Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Corporation, except as specifically set forth herein or in any other document agreed to by the Corporation.

11.
DISTRIBUTIONS. Subject to the terms of these Articles of Incorporation and any Certificate of Designation of Preferred Stock, and to the fullest extent permitted by the Nevada Revised Statutes, the Corporation shall be expressly permitted to redeem, repurchase, or make distributions, as that term is defined in Section 78.191 of the Nevada Revised Statutes, with respect to the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

12.
INDEMNIFlCATION. The Corporation shall indemnify its officers and directors and may indemnify any other person to the fullest extent permitted by law. Any amendment, repeal or modification of any provision of this Article 9 shall not adversely affect any right or protection of any agent of this Corporation existing at the time of such amendment, repeal or modification.

13.
LIABILITY OF DIRECTORS AND OFFICERS. To the maximum extent permitted under the Nevada Revised Statutes, no director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer.